As filed with the Securities and Exchange Commission on March 18, 2019
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

ALPINE IMMUNE SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	20-8969493
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	201 Elliott Avenue West, Suite 230 Seattle, Washington 98119 (206) 788-4545
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mitchell H. Gold, M.D. Executive Chairman and Chief Executive Officer Alpine Immune Sciences, Inc. 201 Elliott Avenue West, Suite 230 Seattle, Washington 98119 (206) 788-4545
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patrick J. Schultheis Michael Nordtvedt Bryan D. King Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104 (206) 883-2500
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of Common Stock, $0.001 par value per share	4,706,700 shares	$6.85	$32,240,895	$3,908
Shares of Common Stock, $0.001 par value per share, issuable upon exercise of Warrants issued as part of the units	1,835,610 shares	$6.85	$12,573,929	$1,524
Total	6,542,310 shares		$44,814,824	$5,432
(1) Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on March 11, 2019, which was approximately $6.85 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Subject to Completion, dated March 18, 2019

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and the Selling Stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Alpine Immune Sciences, Inc.
6,542,310 Shares of Common Stock
This prospectus relates to the disposition, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders” on page 14 of up to 6,542,310 shares of our common stock, including shares issuable upon the exercise of warrants to purchase our common stock.
The selling stockholders or their permitted transferees or other successors-in-interest may, but are not required to, sell the shares of our common stock offered by this prospectus from time to time in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions. See “Plan of Distribution” on page 17 for a description of how the selling stockholders may dispose of the shares covered by this prospectus. We do not know when or in what amount the selling stockholders may offer the shares for sale.
We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will receive proceeds from the cash exercise of the warrants which, if exercised for cash with respect to all of the 1,835,610 shares of common stock underlying such warrants at the exercise price per share of $12.74, would result in gross proceeds to us of approximately $23.4 million. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares.
Our common stock is listed on The Nasdaq Global Market under the symbol “ALPN.” On March 15, 2019, the last reported closing sale price of our common stock on The Nasdaq Global Market was $6.88 per share.
Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” starting on page 3 of this prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                             , 2019

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us. Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities.
You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.
For investors outside the United States, neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

-i-

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto incorporated by reference into this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes incorporated by reference into this prospectus. Unless the context requires otherwise, in this prospectus the terms “Alpine,” the “Company,” “we,” “us” and “our” refer to Alpine Immune Sciences, Inc., together with its subsidiaries, taken as a whole. This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.
Company Overview
Our company is focused on discovering and developing innovative, protein-based immunotherapies targeting the immune synapse to treat cancer, autoimmune/inflammatory disorders, and other diseases. Our proprietary scientific platform uses a process known as directed evolution to convert native immune system proteins from the Immunoglobulin Super Family, or IgSF, into multi-targeted therapeutics potentially capable of modulating the human immune system.
Our lead program is ALPN-101, a dual ICOS and CD28 antagonist intended for the treatment of autoimmune and inflammatory diseases. Preclinical data have demonstrated potential efficacy in models of graft versus host disease, or GvHD, arthritis, inflammatory bowel disease, and multiple sclerosis. In January 2019, we initiated dosing in a Phase I healthy volunteer study in Australia. We anticipate presenting data from this study at a conference in 2020 and using the data from this study to begin one or more proof-of-concept Phase II studies in indications such as psoriatic arthritis and GvHD. Our goal is to file an investigational new drug application, or IND, or IND-equivalent in 2019 for a Phase Ib trial of ALPN-101 in GvHD.
Our second program is ALPN-202, a dual PD-L1/CTLA-4 antagonist with PD-L1 dependent CD28 costimulation intended for the treatment of cancer. Preclinical data have demonstrated potential efficacy in tumor models with an immune stimulatory profile significantly different than PD-L1 checkpoint antagonism alone. Our goal is to file an IND or IND-equivalent in 2019 for authorization to initiate human clinical trials with ALPN-202.
Our scientific platform has also generated immune modulatory proteins with the potential of improving engineered cellular therapies, or ECT, such as chimeric antigen receptor T cells, or CAR-T, T cell receptor-engineered T cells, or TCR-T, and tumor infiltrating lymphocytes, or TILs. In October 2015, we signed a collaboration agreement with Kite Pharma (now a Gilead Company) covering two IgSF targets addressable by our platform. Separate from this collaboration, we have developed multifunctional proteins based on other IgSF targets with the potential to improve CAR-T, TCR-T, TILs, and oncolytic virus based therapies.
Based on these advancements and other preclinical data to date, our scientific platform has proven capable of identifying novel molecules - including single domains capable of modulating multiple targets. These molecules have demonstrated efficacy in in vitro as well as in vivo preclinical models. We believe therapeutics generated by our scientific platform have the potential to provide benefit in a broad range of immune system disorders.
Business Organization
In July 2017, Alpine Immune Sciences, Inc. completed its business combination with Nivalis Therapeutics, Inc., a publicly held company. In connection with the merger, Nivalis Therapeutics, Inc. changed its name to Alpine Immune Sciences, Inc. Nivalis Therapeutics, Inc. was incorporated in Delaware in March 2007.  Alpine Immune Sciences, Inc. (prior to its business combination with Nivalis Therapeutics, Inc.) was incorporated in Delaware in December 2014.
Our principal executive office is located at 201 Elliott Avenue West, Suite 230, Seattle WA, 98119. Our telephone number is (206) 788-4545. Our website is www.alpineimmunesciences.com. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

The Offering
The selling stockholders named in this prospectus may offer and sell up to 6,542,310 shares of our common stock. Our common stock is listed on The Nasdaq Global Market under the symbol “ALPN.” We will not receive any of the proceeds from sales by the selling stockholders of any of the shares of common stock covered by this prospectus. We will receive proceeds from any cash exercise of warrants to purchase the shares included in the shares that are being offered by the selling stockholders hereunder. We intend to use any such proceeds to fund development of our lead programs ALPN-101 in autoimmune and inflammatory indications and ALPN-202 in cancer, as well as for general corporate purposes. See “Use of Proceeds” on page 6.
Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of common stock that have been issued to or are issuable upon the exercise of warrants to the stockholders listed in “Selling Stockholders” on page 14, pursuant to the securities purchase agreement described below. When we refer to the selling stockholders in this prospectus, we are referring to the investors in our January 2019 private placement and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the investors in our January 2019 private placement as a gift, pledge, or other non-sale related transfer.
January 2019 Private Placement
On January 15, 2019, we entered into a securities purchase agreement for a private placement with a select group of institutional investors, including Decheng Capital LLC, or Decheng, BVF Partners L.P. and other accredited investors, three of which are affiliated with members of our board of directors and officers, which we collectively refer to as the Purchasers. Pursuant to the securities purchase agreement, the Purchasers purchased 4,706,700 units, or Units, representing (1) 4,706,700 shares of our common stock, par value $0.001 per share, or the Shares, and (2) warrants, or the Warrants, to purchase up to an aggregate of 1,835,610 shares of common stock at an exercise price of $12.74 per share, subject to adjustments as provided under the terms of the Warrants. The purchase price for each Unit was $5.37, for an aggregate purchase price of approximately $25.3 million. The closing of the purchase and sale of the securities occurred on January 18, 2019.
The Warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. For the Warrants issued to Decheng and until approval of our stockholders is obtained, such Warrants would not be exercisable to the extent necessary to ensure that, following any such proposed exercise by Decheng, the total number of shares of common stock then beneficially owned by Decheng and its affiliates would not exceed 19.99%.
We also entered into a registration rights agreement with the Purchasers requiring us to register the resale of the Shares and the shares issuable upon exercise of the Warrants. We are required to prepare and file a registration statement with the Securities and Exchange Commission, or the SEC, on the date on which we file our Annual Report on Form 10-K for the year ended December 31, 2018, and in any event no later than March 18, 2019, or the Filing Deadline, and to use commercially reasonable efforts to have the registration statement declared effective within 25 days of the Filing Deadline if there is no review by the SEC, and within 90 days of the Filing Deadline in the event of such review.
Pursuant to the terms of the securities purchase agreement, for so long as funds affiliated with Decheng beneficially own 8% or more in the aggregate of our issued and outstanding common stock (excluding any shares of common stock issuable upon the exercise of the remaining, unexercised portion of Warrants held by Decheng), Decheng will be entitled to nominate one member of our board of directors, and we will take all necessary actions to nominate such director at each meeting of stockholders where such nominee is up for re-election.

RISK FACTORS
An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described under “Part I. Item 1A — Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on March 18, 2019, which is incorporated by reference in this prospectus, together with all of the other information contained in this prospectus and the documents incorporated by reference herein. If any of the following risks actually occur, our business, operating results and financial condition could be materially and adversely impacted, the market price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “seek” and other similar expressions. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to:

•	our ability to identify, develop and commercialize additional products or product candidates;

•	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

•	our ability to obtain funding for our operations;

•	the implementation of our business model and strategic plans for our business and technology;

•	the timing of the commencement, progress and receipt of data from any of our clinical and preclinical trials;

•	the expected results of any preclinical or clinical trial and the impact on the likelihood or timing of any regulatory approval;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our technology and product candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	the therapeutic benefits, effectiveness and safety of our product candidates;

•	the rate and degree of market acceptance and clinical utility of any future products;

•	our ability to maintain and establish collaborations;

•	our expectations regarding market risk, including interest rate changes;

•	developments relating to our competitors and our industry; and

•	our expectations regarding licensing, acquisitions and strategic operations.
All forward-looking statements are based on information available to us on the date of this prospectus and we will not update any of the forward-looking statements after the date of this prospectus, except as required by law. Our actual results could differ materially from those discussed in this prospectus. The forward-looking statements contained in this prospectus, and other written and oral forward-looking statements made by us from time to time, are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under “Part I. Item 1A — Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on March 18, 2019, which is incorporated by reference in this prospectus. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. These statements, like all statements in this prospectus, speak only as of their date, and we undertake no obligation to update or revise any forward-looking statements in light of future developments, except as required by law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
We will receive proceeds from the cash exercise of the Warrants which, if exercised for cash with respect to all of the 1,835,610 shares of common stock underlying such warrants at the exercise price per share of $12.74, would result in gross proceeds to us of approximately $23.4 million. There can be no assurance that any of the Warrants will be exercised by the selling stockholders or that they will exercise the Warrants for cash instead of using the cashless exercise feature of the Warrants.
We intend to use the net proceeds, if any, from the cash exercise of the Warrants to fund development of our lead programs ALPN-101 in autoimmune and inflammatory indications and ALPN-202 in cancer, as well as for general corporate purposes. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the status of our product development and pre-clinical and clinical trial efforts, regulatory approvals, competition, marketing and sales activities and the market acceptance of any products introduced by us. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. Pending application of the proceeds, if any, from the cash exercise of the Warrants, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK
The description below of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation, the amended and restated bylaws, and the applicable provisions of Delaware and Washington law.
Our certificate of incorporation provides for authorized capital consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2018, there were 13,854,205 shares of our common stock, options to purchase 2,509,850 shares of our common stock, warrants to purchase 24,123 shares of our common stock, and no shares of preferred stock outstanding.
Common Stock
Voting rights. The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and will not have cumulative voting rights. Unless otherwise required by law, our amended and restated certificate of incorporation, or our amended and restated bylaws, each matter submitted to a vote of our stockholders will require the approval of a majority of votes cast by stockholders represented in person or by proxy and entitled to vote on such matter, except that directors will be elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose.
Dividend rights. Holders of common stock will be entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any then-outstanding preferred stock.
Other matters. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to any other distribution rights granted to holders of any outstanding preferred stock. Holders of common stock will have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions will be applicable to our common stock.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
We will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in a certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.
Delaware law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Warrants
As of December 31, 2018, we had warrants outstanding to purchase 24,123 shares of our common stock. On January 18, 2019, we issued Warrants to purchase 1,835,610 shares of our common stock in connection with the closing of our January 2019 private placement.
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware and Washington Law
Our amended and restated certificate of incorporation and amended and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the board of directors. These provisions include:
Classified Board.
Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result approximately one-third of our directors will be elected each year. The current term of office of the directors of Class I shall expire as of the annual meeting of the Company’s stockholders taking place in fiscal year 2019; the current term of office of the directors of Class II shall expire as of the annual meeting of the Company’s stockholders taking place in fiscal year 2020; and the current term of office of the directors of Class III shall expire as of the annual meeting of the Company’s stockholders taking place in fiscal year 2018. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.
Our amended and restated certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors. Our board of directors currently has seven members.
Action by Written Consent; Special Meetings of Stockholders
Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors
Our amended and restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 66-2/3% of the voting power of our outstanding shares of capital stock, voting together as a single class and entitled to vote in the election of directors. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.
Advance Notice Procedures
Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Super Majority Approval Requirements
The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of at least 66-2/3% of the outstanding shares of capital stock, voting together as a single class and entitled to vote in the election of directors will be required to amend, alter, change or repeal the amended and restated bylaws and the provisions described above in the amended and restated certificate of incorporation. This requirement of a supermajority vote could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision of our certificate of incorporation. This choice of forum provision may have the effect of discouraging lawsuits against us and our directors, officers, employees and agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the provision of our certificate of incorporation to be inapplicable or unenforceable.
Section 203 of Delaware Law
We are subject to Section 203 of Delaware Law, or Section 203. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Washington Business Corporation Act
The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the Washington Business Corporation Act, or WBCA, prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation, an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:

•	any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.
After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.
We will be considered a “target corporation” so long as our principal executive office is located in Washington, and: (1) a majority of our employees are residents of the state of Washington or we employ more than one thousand residents of the state of Washington; (2) a majority of our tangible assets, measured by market value, are located in the state of Washington or we have more than $50 million worth of tangible assets located in the state of Washington; and (3) any one of the following: (a) more than 10% of our stockholders of record are resident in the state of Washington; (b)

more than 10% of our shares are owned of record by state residents; or (c) 1,000 or more of our stockholders of record are resident in the state.
If we meet the definition of a target corporation, the WBCA may have the effect of delaying, deferring or preventing a change of control.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Nasdaq Global Market Listing
Our common stock is listed on The Nasdaq Global Market under the symbol “ALPN.”
Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities Exchange and Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SELLING STOCKHOLDERS
We have included in this prospectus and related registration statement 6,542,310 shares of our common stock (including common stock issuable upon exercise of the Warrants) issued in our January 2019 private placement to the selling stockholders. The term “selling stockholder” includes the stockholders listed below and their transferees, pledges, donees or other successors in interest selling Shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.
The table below sets forth certain information with respect to each selling stockholder, including (i) the name and address of each selling stockholder; (ii) the number of shares of our common stock beneficially owned by each selling stockholder prior to this offering; (iii) the maximum number of shares being offered by each selling stockholder pursuant to this prospectus; and (iv) each selling stockholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but no other shares, if any, held by the selling stockholders) are sold.
The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes information with respect to voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.
The percentage of each selling stockholder’s ownership is based on 18,560,905 shares of common stock outstanding as of January 31, 2019. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder before this offering, shares of common stock underlying the Warrants held by that selling stockholder, are deemed outstanding, as well as any other derivative securities that are exercisable as of January 31, 2019, or exercisable within 60 days thereafter. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on shares outstanding on January 31, 2019, which includes the shares of our common stock registered for sale in this offering.
The registration of the sale of shares of common stock held by and issuable to the selling stockholders upon exercise of the Warrants does not mean that the selling stockholders will sell or otherwise dispose of all or any of those securities. The selling stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling stockholders under this prospectus. Furthermore, the selling stockholders may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

Except as noted in “Part III. Item 13 — Certain Relationships and Related Transactions, and Director Independence" in our Annual Report on Form 10-K filed with the SEC on March 18, 2019, which is incorporated by reference in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer, except as noted below.

Selling Stockholder(1)	Beneficial Ownership Before This Offering				Beneficial Ownership After This Offering
	Number of Shares Owned	Percentage of Outstanding Shares(2)	Shares Offered Hereby(3)	Shares Issuable upon Exercise of Warrants	Number of Shares Owned	Percentage of Outstanding Shares
Alpine Immunosciences, L.P.(4)	4,069,222	21.8%	190,875	74,441	3,803,906	20.5%
OrbiMed Private Investments VI, LP(5)	3,816,206	20.4%	372,439	145,251	3,298,516	17.8%
Frazier Life Sciences VIII, L.P.(6)	2,716,701	14.5%	372,439	145,251	2,119,011	11.8%
Decheng Capital China Life Sciences USD Fund III, L.P.(7)	3,846,387	19.99%	3,165,735	1,234,636	—	—%
Biotechnology Value Fund, L.P.(8)	584,078	3.1%	288,743	112,609	295,335	1.6%
Biotechnology Value Fund II, L.P.(8)	460,853	2.5%	235,988	92,035	224,865	1.2%
Biotechnology Value Trading Fund OS, L.P.(8)	84,524	*	33,927	13,231	50,597	*
Aspire Capital Fund, LLC(9)	64,710	*	46,554	18,156	—	—%
Total:	15,642,681	79.7%	4,706,700	1,835,610	9,792,230	53.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
This table and the information in the notes below are based upon information supplied by the selling stockholders and are based on shares of common stock outstanding as of January 31, 2019. Warrants exercisable within 60 days of January 31, 2019 are deemed outstanding for the purposes of computing the percentage of shares owned by that person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

(2)
The Warrants held by the selling stockholders are subject to beneficial ownership limitations such that the Warrants may not be exercised if it would result in the holder exceeding the beneficial ownership limitation (the "Beneficial Ownership Limitation"). The Beneficial Ownership Limitation is 4.99% in the aggregate for Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS, L.P. and their affiliates and 19.99% for Decheng Capital China Life Sciences USD Fund III, L.P. Until approval of our stockholders is obtained, the warrants are not exercisable to the extent necessary to ensure that, following any such proposed exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates would not exceed the Beneficial Ownership Limitation.

(3)	Does not include shares issuable upon the exercise of the Warrants.

(4)
According to a Schedule 13D filed on January 23, 2019 with the Securities and Exchange Commission, Alpine BioVentures, GP, LLC, Mitchell H. Gold and Jay Venkatesan may be deemed to beneficially own 4,069,222 shares which are held by Alpine Immunosciences, L.P., including 74,441 shares issuable upon the exercise of warrants, which are exercisable within 60 days of January 31, 2019. Alpine BioVentures GP, LLC is the general partner of Alpine Immunosciences, L.P. Dr. Gold and Dr. Venkatesan are the Managing Partners of Alpine BioVentures GP, LLC. Dr. Gold and Dr. Venkatesan are also limited partners of Alpine Immunosciences, L.P. By virtue of such relationships, Dr. Gold and Dr. Venkatesan may be deemed to have voting and investment power with respect to the shares held by Alpine Immunosciences, L.P. and as a result may be deemed to have beneficial ownership of such shares. Each of Dr. Gold and Dr. Venkatesan disclaims beneficial ownership of the shares held by Alpine Immunosciences, L.P., except to the extent of his pecuniary interest therein, if any. The address for Alpine Immunosciences, L.P. is 600 Stewart Street, Suite 1503, Seattle Washington 98101.

(5)
According to a Schedule 13D filed on January 23, 2019 with the Securities and Exchange Commission, OrbiMed Advisors LLC and OrbiMed Capital GP VI LLC may be deemed to beneficially own 3,816,206 shares which are held by OrbiMed Private Investments VI, LP, including 145,251 shares issuable upon the exercise of warrants, which are exercisable within 60 days of January 31, 2019. OrbiMed Capital GP VI LLC (“GP VI”) is the general partner of OrbiMed Private Investments VI, LP. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP VI. Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein share voting and investment power over the shares held by OrbiMed Private Investments VI, LP and as a result may be deemed to have beneficial ownership of such shares. Dr. Thompson, an employee of OrbiMed Advisors, may be deemed to have beneficial ownership of such shares. Each of GP VI, OrbiMed Advisors, Carl L. Gordon, Sven H. Borho, Jonathan T. Silverstein and Dr. Thompson disclaims beneficial ownership of the shares held by OrbiMed Private Investments VI, LP, except to the extent of its or his pecuniary interest therein, if any. The address for OrbiMed Private Investments VI, LP is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(6)
According to a Schedule 13D filed on January 23, 2019 with the Securities and Exchange Commission, FHM Life Sciences VIII, L.P., FHM Life Sciences VIII, L.L.C., James Topper and Patrick J. Heron may be deemed to beneficially own 2,716,701 shares which are held by Frazier Life Sciences VIII, L.P., including 145,251 shares issuable upon the exercise of warrants that are exercisable within 60 days of January 31, 2019. FHM Life Sciences VIII, LP is the general partner of Frazier Life Sciences VIII, L.P. and FHM Life Sciences VIII, LLC is the general partner of FHM Life Sciences VIII, LP. Dr. Topper and Patrick J. Heron are the sole members of FHM Life Sciences VIII, LLC and therefore share voting and investment power over the shares held by Frazier Life Sciences VIII, L.P. Dr. Topper and Mr. Heron disclaim beneficial ownership of the shares held by Frazier Life Sciences VIII, L.P. except to the extent of their pecuniary interests in such shares, if any. The address for Frazier Life Sciences VIII, L.P. is 601 Union Street, Suite 3200, Seattle, Washington 98101.

(7)
The number of shares held by Decheng Capital China Life Sciences USD Fund III, L.P. ("Decheng") includes 680,652 shares issuable upon the exercise of a warrant that is exercisable within 60 days of January 31, 2019 and excludes 553,984 shares subject to the warrant that is not exercisable within 60 days of January 31, 2019. Decheng Capital Management III (Cayman), LLC (“Decheng Capital Management”) and Min Cui may be deemed to beneficially own 3,846,387 shares which are held by Decheng, including 680,652 shares issuable upon the exercise of a warrant that is exercisable within 60 days of the date of January 31, 2019 and excluding 553,984 shares subject to the warrant that is not exercisable within 60 days of January 31, 2019 due to the Beneficial Ownership Limitation, based on the number of shares outstanding as of January 31, 2019. Decheng Capital Management is the general partner of Decheng. Dr. Cui is the sole manager of Decheng Capital Management and may be deemed to have voting and investment power with respect to the shares held by Decheng and as a result may be deemed to have beneficial ownership of such shares. The address for Decheng is 3000 Sand Hill Road, Building 2, Suite 110, Menlo Park, California 94025.

(8)
According to a Schedule 13G filed on January 28, 2019 with the Securities and Exchange Commission, (i) Biotechnology Value Fund, L.P. (“BVF”) may be deemed to beneficially own 584,078 shares, (ii) Biotechnology Value Fund II, L.P. (“BVF2”) may be deemed to beneficially own 460,853 shares, and (iii) Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) may be deemed to beneficially own 84,524 shares. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the 84,524 shares held by Trading Fund OS. BVF Partners L.P. (“BVF Partners”), as the general partner of BVF, BVF2, the investment manager of Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 1,129,455 shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS, as well as the 72,263 shares held in a certain BVF Partners managed account. BVF Inc., as the general partner of BVF Partners, may be deemed to beneficially own the 1,201,718 shares beneficially owned by BVF Partners. Mr. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 1,201,718 shares beneficially owned by BVF Inc. Excludes 217,875 shares subject to warrants held by BVF, BVF2 and Trading Fund OS that are not exercisable within 60 days of January 31, 2019 due to the Beneficial Ownership Limitation, based on the number of shares outstanding as of January 31, 2019. The address of each of BVF Inc., Partners, BVF, BVF2, Trading Fund OS, Partners OS and Mr. Lampert is 1 Sansome Street, 30th Floor, San Francisco, California 94104, USA.

(9)
Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund, LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. William F. Blank, III ("Mr. Blank") is president and sole shareholder of WML Ventures Corp. ("WML Ventures"), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of the 64,710 shares which are held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the common stock held by Aspire Fund.

PLAN OF DISTRIBUTION
We are registering the shares of Common Stock issued to the selling stockholders and issuable upon exercise of the warrants issued to the selling stockholders to permit the resale of these shares of Common Stock by the holders of the shares of Common Stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.
The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.
Broker‑dealers engaged by the selling stockholders may arrange for other broker‑dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).
Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.
Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS
Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington.

EXPERTS
The consolidated financial statements of Alpine Immune Sciences, Inc. appearing in Alpine Immune Sciences, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth on its report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at http://www.alpineimmunesciences.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 18, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 16, 2019, January 18, 2019 and February 8, 2019 (excluding information furnished in such Current Reports on Form 8-K, as applicable); and

•
the description of our common stock contained in our Registration Statement on Form 8-A12B, as filed with the SEC on June 16, 2015 (File No. 001-37449), including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and until all offerings under this prospectus are terminated).
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.
Requests for such documents should be directed to:

Alpine Immune Sciences, Inc.
Attn: Investor Relations
201 Elliott Avenue West, Suite 230
Seattle, Washington 98119
(206) 788-4545
You may also access the documents incorporated by reference in this prospectus through our website at www.alpineimmunesciences.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. Information contained on our website is not part of this prospectus.

6,542,310 Shares of Common Stock

PROSPECTUS

, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

Amount to be Paid
SEC registration fee	$5,432
Legal fees and expenses	216,900
Accounting fees and expenses	75,000
Transfer agent and registrar fees	5,000
Miscellaneous	100,000
Total	$402,332

2

Item 14.	Indemnification of Officers and Directors
Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person, or a Covered Person, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or a “proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffer and expenses (including attorney’s fees) reasonably incurred by such Covered Person.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
The Registrant has and expects to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.
See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities

On August 6, 2018, the Registrant granted an option to purchase 150,000 shares of the Registrant's common stock with an exercise price of $6.81 per share to Dr. Mark Litton, the Registrant's president and chief operating officer, as an “inducement” grant pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The grant of the option was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.
On January 15, 2019, the Registrant entered into a securities purchase agreement for a private placement with eight accredited investors (the "Purchasers"). Pursuant to the securities purchase agreement, the Purchasers purchased 4,706,700 units ("Units") representing (1) 4,706,700 shares of the Registrant's common stock, par value $0.001 per share, and (2) warrants (the "Warrants") to purchase up to an aggregate of 1,835,610 shares of common stock at an exercise price of $12.74 per share, subject to adjustments as provided under the terms of the Warrants. The purchase price for each Unit was $5.37, for an aggregate purchase price of approximately $25.3 million. The closing of the purchase and sale of the securities occurred on January 18, 2019.
The shares of the Registrant's common stock, the Warrants and the shares of the Registrant's common stock underlying the Warrants (collectively, the "Securities") offered and sold in the 2019 private placement were offered and sold pursuant to an exemption from registration under Rule 506 of Regulation D, which is promulgated under the Securities Act of 1933 (the “Securities Act”). The Registrant relied on this exemption from registration based in part on representations made by the Purchasers.

Item 16.	Exhibits and Financial Statement Schedules
The following exhibits are filed as part of this registration statement.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated as of April 18, 2017, by and among Nivalis Therapeutics, Inc., Nautilus Merger Sub, Inc. and Alpine Immune Sciences, Inc.	8-K	001-37449	2.1	April 18, 2017
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended	10-K	001-37449	3.1	March 28, 2018
3.2	Amended and Restated Bylaws of the Registrant	S-1	333-204127	3.4	May 13, 2015
4.1	Form of Common Stock Certificate of the Registrant	10-K	001-37449	4.1	March 28, 2018
4.2	Second Amended and Restated Warrant to Purchase Common Stock, dated February 18, 2011, issued to Horizon Credit I LLC	S-1	333-204127	4.2	May 13, 2015
4.3	Second Amended and Restated Warrant to Purchase Common Stock, dated February 18, 2011, issued to Horizon Credit II LLC	S-1	333-204127	4.3	May 13, 2015
4.4	Second Amended and Restated Investor Rights Agreement, dated November 18, 2014	S-1	333-204127	4.4	May 13, 2015
4.5	Warrant to Purchase Shares, dated December 16, 2016, by and between Alpine Immune Sciences, Inc. and Silicon Valley Bank	10-K	001-37449	4.5	March 28, 2018
4.6	Form of Warrant to Purchase Shares of Common Stock issued to certain service providers on April 12, 2017 pursuant to the Amended and Restated 2015 Stock Plan, as amended	10-K	001-37449	4.6	March 28, 2018
5.1+	Opinion of Wilson Sonsini Goodrich & Rosati, PC.
10.1*	Nivalis Therapeutics, Inc. 2015 Equity Incentive Plan	S-8	333-205220	4.4	June 25, 2015
10.2*	Form of Notice of Stock Option Grant and Stock Option Agreement for Employees under the Nivalis Therapeutics, Inc. 2015 Equity Incentive Plan	S-8	333-205220	4.5	June 25, 2015
10.3*	Form of Notice of Stock Option Grant and Stock Option Agreement for Non-Employee Directors under the Nivalis Therapeutics, Inc. 2015 Equity Incentive Plan	S-8	333-205220	4.6	June 25, 2015
10.4*	N30 Pharmaceuticals, Inc. 2012 Stock Incentive Plan	S-1	333-204127	10.2	May 13, 2015
10.5*	Form of Stock Option Agreement pursuant to N30 Pharmaceuticals, Inc. 2012 Stock Incentive Plan	S-1	333-204127	10.3	May 13, 2015
10.6*	Nivalis Therapeutics, Inc. Employee Stock Purchase Plan	S-8	333-205220	4.7	June 25, 2015
10.7*	Form of Indemnification Agreement entered into by and between the Registrant and its directors and officers	S-1	333-204127	10.18	May 13, 2015
10.8	Loan and Security Agreement, dated December 16, 2016, by and among Alpine Immune Sciences, Inc. and Silicon Valley Bank	10-K	001-37449	10.26	March 28, 2018

10.9*	Non-Employee Director Compensation Guidelines	10-Q	001-37449	10.4	May 14, 2018
10.10#	License and Research Agreement by and between Alpine Immune Sciences, Inc. and Kite Pharma, Inc., effective as of October 26, 2015	8-K	001-37449	10.1	October 24, 2017
10.11#	License and Research Agreement Amendment No. 1 by and between AIS Operating Co., Inc. and Kite Pharma, Inc., effective as of October 20, 2017	8-K	001-37449	10.2	October 24, 2017
10.12#	License and Research Agreement Amendment No. 2 by and between AIS Operating Co., Inc. and Kite Pharma, Inc., effective as of October 17, 2018	10-K	001-37449	10.12	March 18, 2019
10.13*	Change of Control and Severance Policy	8-K	001-37449	10.1	December 11, 2017
10.14*	Employment Agreement, dated as of March 14, 2017, by and between the Registrant and Mitchell H. Gold, M.D.	10-K	001-37449	10.32	March 28, 2018
10.15*	Employment Agreement, dated as of January 1, 2018, by and between the Registrant and Mitchell H. Gold, M.D.	10-K	001-37449	10.33	March 28, 2018
10.16*	Employment Agreement, dated as of April 1, 2017, by and between the Registrant and Paul Rickey	10-K	001-37449	10.34	March 28, 2018
10.17*	Employment Agreement, dated as of January 1, 2018, by and between the Registrant and Paul Rickey	10-K	001-37449	10.35	March 28, 2018
10.18*	Employment Agreement, dated as of August 14, 2016, by and between the Registrant and Stanford Peng, M.D., Ph.D.	10-K	001-37449	10.36	March 28, 2018
10.19*	Employment Agreement, dated as of January 1, 2018 , by and between the Registrant and Stanford Peng, M.D., Ph.D.	10-K	001-37449	10.37	March 28, 2018
10.20*	Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended	S-8 POS	333-218134	4.1	September 11, 2017
10.21*	Form of Option Agreement under the Alpine Immune Sciences, Inc. (now known as AIS Operating Co., Inc.) Amended and Restated 2015 Stock Plan, as amended	S-8 POS	333-218134	4.2	September 11, 2017
10.22	Equity Distribution Agreement, dated as of June 11, 2018, between Alpine Immune Sciences, Inc. and Piper Jaffray & Co.	8-K	001-37449	1.1	June 11, 2018
10.23*	Alpine Immune Sciences, Inc. 2018 Equity Incentive Plan	8-K	001-37449	10.1	June 14, 2018
10.24*	Form of Stock Option Agreement under the 2018 Equity Incentive Plan	8-K	001-37449	10.2	June 14, 2018
10.25*	Form of Stand-Alone Inducement Stock Option Grant between Alpine Immune Sciences, Inc. and Mark Litton	8-K	001-37449	10.1	August 6, 2018
10.26*	Executive Employment Agreement, by and between the Registrant and Mark Litton	8-K	001-37449	10.2	August 6, 2018
10.27	Securities Purchase Agreement, dated January 15, 2019, by and among the Company and the Purchasers	8-K	001-37449	10.1	January 16, 2019
10.28	Registration Rights Agreement, dated January 15, 2019, by and among the Company and the Purchasers	8-K	001-37449	10.2	January 16, 2019

21.1	List of subsidiaries of the Registrant	10-K	001-37449	21.1	March 28, 2018
23.1+	Consent of Independent Registered Public Accounting Firm
23.2+	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1)
24.1+	Power of Attorney (included on signature page)

+	Filed herewith.

†
All schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

*	Indicates a management contract or a compensatory plan, contract or arrangement.

#	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the omitted portions have been filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or , the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling otherwise precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The Registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)That, for the purpose of determining liability under the Act of to any purchaser:
(i)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;
(e)That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;
(f)That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(g)To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and
(h)That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, on March 18, 2019.

ALPINE IMMUNE SCIENCES, INC.
By:     /s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.
Executive Chairman and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Mitchell H. Gold and Paul Rickey, and each of them severally, as his true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 to be filed in connection with the offering of securities of Alpine Immune Sciences, Inc., and any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Name	Title	Date

/s/ Mitchell Gold	Executive Chairman and Chief Executive Officer (Principal Executive Officer)	March 18, 2019
Mitchell Gold

/s/ Paul Rickey	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 18, 2019
Paul Rickey

/s/ Peter Thomson	Director	March 18, 2019
Peter Thompson

/s/ James N. Topper	Director	March 18, 2019
James N. Topper

/s/ Jay Venkatesan	Director	March 18, 2019
Jay Venkatesan

/s/ Robert Conway	Director	March 18, 2019
Robert Conway

/s/ Paul Sekhri	Director	March 18, 2019
Paul Sekhri

/s/ Christopher Peetz	Director	March 18, 2019
Christopher Peetz

/s/ Xiangmin Cui	Director	March 18, 2019
Xiangmin Cui